Exhibit 99

                                                     CONTACT:
                                                     James C. Rowan, Jr.
                                                     Office: (860) 722-5180
FOR IMMEDIATE RELEASE

              HSB GROUP, INC. ANNOUNCES ANTICIPATED 1999 NET INCOME

HARTFORD, Conn., January 18, 2000 -- HSB Group, Inc. (NYSE-HSB) announced today that it expects net income per share for the year to be approximately $2.50, of which $.75 is attributable to realized capital gains. The company's combined ratio is expected to be 94 percent for the year. Net income for the fourth quarter is expected to be about $11 million, of which $6 million is attributable to realized capital gains.

In the fourth quarter, the company's earnings from its participation in HSB Industrial Risk Insurers (IRI) were negatively impacted by a reduction in volume of earned premiums at IRI. Insurance earnings were also reduced by certain additional expenditures associated with testing of critical information systems to ensure Year 2000 compliance and the relocation of certain foreign insurance operations.

Engineering services revenues for the fourth quarter are expected to be approximately $33 million, a 30 percent increase over fourth quarter 1998; however, the company anticipates an operating loss of approximately $2 million from this business for the quarter. Engineering services earnings were reduced by continued investment of operating funds in support of accelerated growth of the company's engineering services business as well as nonrecurring expenditures associated with consolidation of certain domestic engineering operations.

The company expects to announce its actual results for the quarter and the full year 1999 on January 24, 2000.

President and Chief Executive Officer Richard Booth said, "While results for the third and fourth quarters were disappointing, HSB remains one of the most consistently profitable companies in the property-casualty insurance industry. The company has sound reserves, is well capitalized and has the financial strength to maintain its dividend policy as well as take advantage of new business opportunities as they arise. We expect an improving trend in operating earnings over the course of 2000."

HSB Group, Inc., the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention and insurance to businesses, industries and institutions. For more information about HSB, visit its web site at www.hsb.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are management's estimates, assumptions and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company's actual results and performance to differ materially. Investors and prospective investors should read this news release in conjunction with the company's most recent Form 10-K, Form 10-Q and other documents filed with the Securities and Exchange Commission.